This is to Certify that I, Martin Sutti, am the sole owner of the four mining concessions known as, and having title numbers as listed below.

Name of claim	title number	surface in hectareas
Bilbao	192673	422.7656
Bilbao	193181	27.2344
Bilbao II	198838	870.0319
El Trinque	211940	8.5434

I have purchased these mining concessions with my own money and with the intention of turning them over to the Mexican Company, Shoshone Silver S.A. de C.V., of which I will be a director and own one percent of the stock, when it is formed. Shoshone Silver S.A. de C.V. will be owned by Shoshone Silver of Coeur D Alene, Idaho, U.S.

In exchange for gaining ownership of the four mining concessions, Shoshone Silver will deposit into the bank account of Martin Sutti a sum of $80,000 U.S. Dollars which will be enough to pay for his original costs of purchasing the concessions and paying the back taxes on them. At the time of transfer of the concessions, there will be a Memorandum of Understanding signed between Martin Sutti and Shoshone Silver S.A. de C.V. which will spell out the terms of the transfer of the concessions. If there is a failure of the two parties to come to an agreement for the transfer, Martin Sutti will pay back to Shoshone Silver the original $80,000 that was transferred into his bank account and retain ownership of the four concessions.

Signed.............................. Date May 12th, 2004

Witness Signature Tony Rice Date 5-12-2004